Exhibit 10.54
November 19, 2019
Lynn Hancock
819 Clinton Place
River Forest, IL 60305
Dear Lynn:
Congratulations and welcome to the UL family of companies! We are excited to confirm our offer to you as Senior Vice President & Chief Program Officer here at UL, where you will have the opportunity to push boundaries, provide peace of mind, and unlock what's next UL delivers the best because we employ the best, and we arc thrilled to have you join our team of skilled experts and trusted advisors.
Start Date & Location
Your employment with UL will begin on December 2, 2019 reporting to Jennifer Scanlon, President & CEO.
You will be based at our UL location in Northbrook, IL and may be required to travel from time to time. The team is looking forward to you helping us continue our great Mission of making the world a safer, more secure and sustainable place to live, work and play.
Total Rewards
Our total rewards program is designed with your wellbeing in mind - the ones who fulfill the UL mission every day. Our pay, bonus and benefit offerings are competitive with the companies we compete with for talent, help us attract worldclass individuals to successfully execute the company's strategy, and reinforce a business culture of integrity, competitiveness and collaboration.
Salary
Your total gross annual salary will be USD $250,000, paid semi-monthly as USD $10,416.67, subject to payroll and other withholding taxes as required by law.
Benefits & Annual Leave/Vacation
You will be eligible to participate in UL's U.S, Benefits Program, subject, to the terms and conditions of the applicable plans. You will be provided with details about the Benefits Program during a Benefits Orientation. Additionally, you will be eligible to accrue up to 25 days of vacation per year as provided in UL's vacation policy.
Incentive Plan
You will be eligible for All Employee Incentive Plan (AEIP) award of up to 40% of Annual Base Salary, based upon achievement of financial goals and your personal objectives established by the Company.
The actual amount of your incentive award payment will be determined in line with the Plan and you must be actively employed at the time of payout to be eligible for any payment If your hire date is October 2 or later, your actual consideration for incentive award eligibility begins January 1 of the next calendar year.

Non-Solicitation
You agree that during your employment and for a period of six (6) months following the termination of your employment for any reason, you will not directly or indirectly solicit any other employee to leave the services of UL.
Other Employment
You are required to devote your full time, attention and abilities to UL and to act in the best interests of the company.
You shall not take up any other employment whether full-time or part-time without prior written approval of UL.
Employment Offer is Subject to:
•Employee Manual, which may be changed from time to time upon the sole discretion of UL.
•Satisfactory references, checks and proven legal eligibility to work in the country of employment.
•Successful completion of our pre-employment procedures, which include:
– Background Investigation
•Execution of the attached Confidentiality and Invention Assignment Agreement.
Attachments:
•Standards of Business Conduct.
•Confidentiality and Invention Assignment Agreement
Working at UL is an exciting journey that twists and turns every day. We thrive in the twists and revel in the turns. This is our everyday. Welcome!

Sincerely,	I hereby accept the above offer and agree to comply with the Standards of Business Conduct:

/s/ Adrian Groom	/s/ Lynn Hancock
Adrian Groom	Lynn Hancock
Chief Human Resources Officer (CHRO)

11/20/19	11/20/2019
Date	Date